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Exhibit 10.1

WORLD WASTE
TECHNOLOGIES, INC.

                                                                  April 30, 2007

Matthew Lieb
2021 Whitley Terrace Steps
Los Angeles, CA 90068

Dear Matthew:

     It gives us great pleasure to offer you the position of Chief Operating Officer for World Waste Technologies, Inc. (the "Company"), reporting to the Chief Executive Officer. This letter agreement (the "Agreement") sets forth the basic terms and conditions of your new position. Your effective date of hire by the Company is April 30, 2007. By signing this Agreement, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and the obligations you have to the Company.

     1. Compensation. You will be compensated at the monthly rate of $13,500.00, payable every two weeks, in arrears. You will be reimbursed for all of your business expenses in accordance with the Company's standard practices. Subject to Board approval and your execution of the Company's standard option agreement, you will be granted options to acquire 400,000 shares of the Company's common stock at an exercise price equal to fair market value as of the date of grant and subject to the vesting schedule set forth on the Annex to this Agreement. This position is eligible for future senior management cash and stock bonuses, as may be developed and approved by the Compensation Committee of the Board

     2. Duties. You have been appointed by the Company to serve as its Chief Operating Officer. Your duties, responsibilities and authority include such duties as are appropriate to such position of the senior management team and as are from time to time assigned to you by the Chief Executive Officer. Throughout the term of your employment, you will devote your full business time and energies to the business and affairs of the Company subject to the overall supervision and direction of the Chief Executive Officer and the Company's Board of Directors.

     As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high quality services. You are required to follow written office policies and procedures adopted from time to time by the Company. The Company reserves the right to change these written policies and procedures at any time. While at work, you are required to

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devote your full energies, efforts and abilities to your employment, unless the
Company expressly agrees otherwise. The Company does expressly agree that from time to time you will need to and will be permitted to attend to issues relating to the sale and operations of Kingsley Management, LLC, but that all efforts will be made by you to avoid any conflicts with your employment at the Company.

     3. Proprietary Information Agreement. You will be required to sign the Company's standard Proprietary Information and Inventions Agreement, which is incorporated into this Agreement by reference. You are required to immediately notify the Company's Chief Executive Officer regarding any product, improvement or process which you shall discover, make, invent, conceive, develop or design, solely or jointly with others, relating to any product, equipment or process which is applicable to the subject matter of the Company's business, or which may be directly or indirectly utilized in connection therewith, irrespective of whether or not said product, improvement or process was discovered, made, invented, conceived, developed or designed on your time or at the expense of the Company.

     4. Employee Benefits. You will be eligible for paid vacation, holidays, health benefits and other employee benefits, in accordance with the Company's employee policies as developed, adopted and modified from time to time.

     5. At-Will Employment. Notwithstanding any provision in this Agreement to the contrary, your employment with the Company is at the Company's sole discretion (in legal terms, this means that your employment is "at-will"). In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, and without thereby incurring any liability under this Agreement or otherwise. The fact that your salary is based upon a monthly rate should in no way be interpreted to mean that you are entitled to receive your salary for an entire monthly period in the event you are terminated prior to the end of such period (you shall only be entitled to be paid for the days you actually worked in such monthly period prior to your termination). Your at-will term of employment is not subject to change or modification of any kind except if in writing and signed by you and the Chief Executive Officer of the Company.

     6. Arbitration. You and the Company agree that any dispute arising under or in connection with this Agreement, including any dispute involving your employment or the termination of that employment and any claim the Company may assert against you (whether based on contract, tort or statutory duty or prohibition, including any prohibition against discrimination or harassment or misuse of company property or trade secrets ), shall be submitted to binding arbitration in accordance with California Code of Civil Procedure ss.ss. 1280 - 1294.2 before a single neutral arbitrator. You and the Company understand that each is waiving its rights to a jury trial.

     The party demanding arbitration shall submit a written claim to the other party setting out the basis of the claim. Demands shall be presented in the same manner as notices under this Agreement. You and the Company will attempt to reach agreement on an arbitrator within ten (10) business days of delivery of

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the arbitration demand. After this ten (10) business day period, either you or the Company may request a list of seven professional arbitrators from the American Arbitration Association or another mutually agreed service. You and the Company will alternately strike names until only one person remains and that person shall be designated as the arbitrator. The party demanding arbitration shall make the first strike.

     The arbitration shall take place in Anaheim, California, at a time and place determined by the arbitrator. Each party shall be entitled to discovery of essential documents and witnesses and to deposition discovery, as determined by the arbitrator, taking into account the mutual desire to have a fast, cost-effective, dispute-resolution mechanism. You and the Company will attempt to cooperate in the discovery process before seeking the determination of the arbitrator. Except as otherwise determined by the arbitrator, you and the Company will each be limited to no more than three (3) depositions. The arbitrator shall have the powers provided in California Code of Civil Procedure ss.ss. 1282.2 - 1284.2 and may provide all appropriate remedies at law or equity.

     The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either you or the Company and shall apply the standards governing such motions under California law, unless the standards of another judicial forum supercede California law. The Arbitrator shall render, within sixty (60) days of the completion of the arbitration, an award and a written, reasoned opinion in support of that award. Judgment on the award may be entered in any court having jurisdiction.

     The Company will pay the arbitrator's expenses and fees, all meeting room charges and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it. Unless otherwise ordered by the arbitrator pursuant to law or this Agreement, each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his or its own benefit. Your share of any filing, administration or similar fee shall be no more than the then current filing or other applicable fee in California Superior Court or, if applicable, other appropriate tribunal with jurisdiction.

     7. Withholding. Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

     8. Integrated Agreement. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between you and the Company with respect to the subject matters herein. This Agreement constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters in this Agreement.

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     9. Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Chief Executive Officer in writing. No waiver by you or by the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. All matters relating to the interpretation or enforcement of this Agreement shall be governed by California law, without regard to its choice of law provisions.

     We would appreciate it if you would indicate your acceptance of this offer by signing below and returning a copy to us. A copy is provided for your records.

     If there are any questions related to this Agreement, please do not hesitate to speak to me.

                                           Sincerely,



                                           John Pimentel
                                           Chief Executive Officer


 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

I agree to the terms of at-will employment set forth in this Agreement.



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Signature                               Date


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Legal Name (Print)

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                                      ANNEX

           VESTING SCHEDULE FOR STOCK OPTIONS AWARDED TO MATTHEW LIEB


The 400,000 options provided for in this agreement vest as follows:

     o    40,000 options to vest as of the date employment begins.

     o 360,000 options to vest over 4 years from employee anniversary date under our current vesting schedule:

          o 1 year cliff vesting of 90,000 options on the one year anniversary of employment.

          o Monthly vesting beginning on the thirteenth month of employment for 36 months at 7,500 options per month.

     o The vesting schedule may be expressly altered in writing by mutual agreement between you, the Chief Executive Officer and the Compensation Committee.

     o All options vest automatically ("accelerated vesting") upon change of control of the company or sale of substantially all of its assets.